Exhibit 2.5

FORM OF COMMERCIAL PROMISSORY NOTE

No. [=] / 1000

ISIN no. BRASAINPM061

1. ISSUE: 2. UNIT PAR VALUE: 3. ISSUE TOTAL AMOUNT:	Second (2nd) Two million and five hundred thousand Brazilian reais (R$ 2,500,000.00) Two billion and five hundred million Brazilian reais (R$ 2,500,000,000.00)
4. ISSUER:	Sendas Distribuidora S.A.
5. ADDRESS:	City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna, 6.000, Lote 2, Pal 48959, Anexo A, Jacarepaguá, ZIP Code 22775-005
6. CNPJ/ME (National Corporate Taxpayer's Register of the Ministry of Economy) enrollment number:	06.057.223/0001-71
7. SERIES:	Series 2 of 2 (two).
8. ISSUED ON:	August 27, 2021
9. MATURITY DATE:	February 27, 2025

On the date indicated in item 9 above ("Maturity Date"), or on the date of early settlement resulting from the Early Maturity Events (as defined on the back of this Instrument) or from the date of full early redemption of this commercial promissory note ("Promissory Note"), under the terms set forth on the back of this instrument ("Instrument"), SENDAS DISTRIBUIDORA S.A., a corporation registered as a securities issuer with the Brazilian Securities and Exchange Commission ("CVM"), with its principal place of business located in the City of Rio de Janeiro, State of Rio de Janeiro, at Avenida Ayrton Senna, 6.000, Lote 2, Pal 48959, Anexo A, Jacarepaguá, ZIP Code 22775-005, enrolled with the National Corporate Taxpayer's Register of the Ministry of Economy ("CNPJ") under number 06.057.223/0001-71 and with the Rio de Janeiro State Registry of Commerce ("JUCERJA") under NIRE (Companies Register Identification Number) 33.3.002.7290-9, herein represented pursuant to its Articles of Incorporation ("Issuer"), will pay the holder of this Promissory Note, pursuant to the procedures of B3 S.A. - Brasil, Bolsa, Balcão — CETIP UTVM Segment, with office in the City of São Paulo, State of São Paulo, at Praça Antônio Prado, 48, Centro, enrolled with the CNPJ/ME under number 09.346.601/0001-25 ("B3"), in the CETIP21 Module - Bonds and Securities ("CETIP21"), managed and operated by

B3, or, in the event the Promissory Notes are not deposited electronically with B3, by means of Itaú Unibanco S.A., a financial institution with address in the City of São Paulo, State of São Paulo, at Praça Alfredo Egydio de Souza Aranha, 100, ZIP Code 04344-902, enrolled with the CNPJ/ME under number 60.701.190/0001-04 ("Agent Bank", whose definition includes any other institution that succeeds the Agent Bank in the provision of the agent bank services for the Issue), by sole means, the amount of two million and five hundred thousand Brazilian reais (R$ 2,500,000.00) ("Unit Par Value"), plus Remuneration (as defined on the back of this Instrument) and any Late Payment Charges (as defined on the back of this Instrument), if any.

The Issuer appoints VÓRTX DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA., a financial institution authorized to operate by the Brazilian Central Bank, organized as a limited liability company, with its principal place of business located in the City of São Paulo, State of São Paulo, at Rua Gilberto Sabino, 215, 4º andar, Pinheiros, ZIP Code 05425-020, enrolled with the CNPJ/ME under number 22.610.500/0001-88, to act as a trustee ("Trustee"), engaged by the Issuer in accordance with the Note Agent Service Agreement executed on August 23, 2021, between the Issuer and the Trustee ("Trust Service Agreement") for the purpose of representing the holders of the Promissory Notes of this Issue ("Holders"), in compliance with CVM Resolution 17, as amended ("Resolution 17").

This Promissory Note is issued within the scope of the Issuer's second (2nd) issue of Promissory Notes, which comprises, in total, one thousand (1,000) commercial promissory notes, divided equally into two (2) series, for public distribution with restricted placement efforts ("Offer") ("Issue"), in the amount of two million and five hundred thousand Brazilian reais (R$ 2,500,000.00) each (collectively referred to as "Promissory Notes"), in the total amount of two billion and five hundred million reais (R$ 2,500,000,000.00) ("Issue Total Amount"), of which one billion, two hundred and fifty million reais (R$ 1,250,000,000.00) is under the scope of the first series Promissory Notes and one billion, two hundred and fifty million reais (R$ 1,250,000,000.00) is under the second series Promissory Notes. The Issue and the Offer were (i) resolved and approved at a Meeting of the Issuer's Board of Directors held on August 20, 2021 ("BoDM"), whose minutes will be duly filed at the JUCERJA and published in the Official Gazette of the State of Rio de Janeiro ("DOERJ") and in the newspaper "Folha de S. Paulo"; and (ii) carried out pursuant to CVM Instruction No. 566, of July 31, 2015, as amended ("CVM Instruction 566"). The Promissory Notes were subject to public distribution with restricted efforts, automatically exempted from registration with the CVM, pursuant to CVM Instruction No. 476 of January 16, 2009, as amended ("CVM Instruction 476").

At the time of subscription and payment of this Promissory Note, the holder stated, among other things, that he is aware that (i)

2

the Offer was not registered with the CVM and may be subject to registration with the Brazilian Financial and Capital Markets Association ("ANBIMA"), under the terms of item I and sole paragraph of Article 4 and Article 12 of "ANBIMA's Code for Public Offerings", exclusively to send information from the database, provided that specific guidelines are issued to this effect by ANBIMA's Board, until the date when the Offer closing communication is sent to the CVM ("Closing Communication"); (ii) Promissory Notes are subject to the trading restrictions provided for in CVM Instruction 476, subject to the provisions of Articles 13 and 15 of the said Instruction; (iii) the holder carried out their own analysis regarding the quality and risks of this Promissory Note; (iv) the holder has sufficient knowledge of the financial and stock markets so that they are not subject to a set of legal and regulatory protections granted to investors in the context of a public offering registered with the CVM; and (v) the investment in this Promissory Note is appropriate to their level of sophistication and risk profile.

The Promissory Notes will not have any guarantees, whether it is a security interest or a personal guarantee.

The capitalized terms used herein, whether in the singular or plural, will have the meanings ascribed thereto in this Instrument, even after they are first used.

Rio de Janeiro, August 27, 2021.

SENDAS DISTRIBUIDORA S.A.

Name:	Name:
Title:	Title:

3

1	ADJUSTMENT OF THE UNIT PAR VALUE:

1.1	The Unit Par Value of this Promissory Note will not be adjusted for inflation.

2	REMUNERATION

2.1	The Unit Par Value of this Promissory Note will be accrued with compensatory interest corresponding to one hundred percent (100%) of the accrued variation of the daily average rates of Interbank Deposits (DI), "over extra-grupo", expressed as a percentage per year, based on two hundred and fifty-two (252) Business Days (as defined below), daily calculated and published by B3 S.A.- Brasil, Bolsa, Balcão in the daily bulletin available on its website (http://www.B3.com.br) ("DI Rate"), exponentially increased by a surcharge (spread) equivalent to one point fifty-three percent (1.53%) per year, based on two hundred and fifty-two (252) Business Days ("Spread" and, along with the DI Rate, "Remuneration"), calculated in an exponential and cumulative manner pro rata temporis for elapsed Business Days, from the Issue Date to the date of its actual payment, considering for this purpose the criteria established in the "Notebook of Formulas for Commercial Papers - CETIP21" (Caderno de Fórmulas Notas Comerciais - CETIP21), which is available for consultation on its website (http://www.b3.com.br). The calculation of the Remuneration will be done according to the following formula:

J = VNe x (Interest Factor - 1)

where:

J = Value of the Remuneration due, calculated to eight (8) decimal places without rounding;

VNe = Unit Par Value of this Promissory Note calculated to eight (8) decimal places, without rounding;

InterestFactor = interest factor, calculated to nine (9) decimal places, with rounding, calculated according to the following formula:

4

DIFactor = Product of DI Rates using the percentage applied from the Issue Date (including it), until the effective calculation date (excluding it), calculated with eight (8) decimal places, with rounding, calculated according to the formula below:

where:

k = TDIk order number, varying between one (1) and nDI;

nDI = total number of DI rates, where "nDI" is an integer;

TDIk = DI Rate Factor, calculated to eight (8) decimal places, with rounding, as follows:

where:

DIk= DI Rate disclosed by B3, valid for one (1) business day (overnight), used with two (2) decimal places.

Spread Factor = Fixed interest surcharge calculated to nine (9) decimal places, with rounding, calculated according to the following formula:

Where:

5

spread = 1.5300; and

DP = number of Business Days between the Issue Date and the calculation date, "DP" being an integer number.

remarks:

(i)       the factor that results from the expression (1 + TDIk) is considered to sixteen (16) decimal places, without rounding;

(ii)       the product of daily factors (1 + TDIk) is calculated, and, for each daily factor accumulated, the result is truncated to sixteen (16) decimal places, and the next daily factor is applied, and so on until the last factor is considered;

(iii)       once the factors are accumulated, the resulting "DI Factor" is considered to eight (8) decimal places, with rounding;

(iv)       the factor resulting from the expression (DIFactor x Spread Factor) is considered to nine (9) decimal places, with rounding; and

(v)       the DI Rate should be used considering the same number of decimal places as disclosed by the authority responsible for calculating it, except when it is expressly indicated otherwise.

2.2	Unavailability of the DI Rate

2.2.1	If, on the maturity date of the Issuer's monetary obligations arising from the Instrument, there is no disclosure of the DI Rate by B3, the last DI Rate disclosed will be used in the determination of the TDIk, and no compensation shall be payable between the Issuer and the Holders upon the subsequent disclosure of the DI Rate that would be applicable.

2.2.2	If the DI Rate is not calculated and/or disclosed for more than ten (10) Business Days as of the date expected for calculation and/or disclosure, or, in case of extinction or non-applicability of the DI Rate due to a legal provision or court ruling, the Trustee shall call, in up to two (2) Business Days after the end of the non-disclosure period, or after the extinction or non-applicability of the DI Rate due to a legal provision or court ruling, a General Holders' Meeting (in the form and terms provided in Article 124 of Law No. 6404 of December 15, 1976, as amended ("Brazilian Corporations Act") and in this Instrument) for the Holders to resolve, by mutual agreement with the Issuer, the new remuneration standard to be applied ("Replacing Rate"). Up to the resolution about the Replacing Rate, the last DI Rate disclosed shall be used to calculate the
6

DI Factor, and no financial compensation shall be due between the Issuer and respective Holders, in case of payment of the respective Remuneration up to the resolution about the Replacing Rate.

2.2.3	In the event the General Holders' Meeting provided for in Section 2.2.2 above is not initiated on second call or, if initiated, if there is no agreement on the Replacing Rate between the Issuer and the Holders representing, on first call, at least two-thirds (2/3), or, on second call, at least fifty percent (50%) plus one of the respective outstanding Promissory Notes, even if this happens due to the lack of quorum for resolution, the Issuer must redeem in advance all of the respective Promissory Notes, within ten (10) days as of the closing date of the respective General Holders' Meeting (or, if it is not initiated on the first and second call, on the date when it should have taken place on second call) or on the Maturity Date, whichever occurs first, or within another term that may be defined in the said General Holders' Meeting, at its respective Unit Par Value, plus the respective Remuneration due until the actual redemption date, calculated pro rata temporis as of the respective Issue Date. In that case, the last DI Rate officially disclosed shall be used to calculate the Remuneration of the Promissory Notes to be redeemed, for each day of the period with lack of rates.

2.2.4	If the DI Rate is disclosed before the holding of the General Holders' Meeting provided in Section 2.2.2 above and there is no legal provision or court ruling expressly preventing its use, the said meeting will no longer be held, and the DI Rate or legal replacement for the DI Rate, as the case may be, shall be used to calculate the Remuneration as of the date of its disclosure.

3	REMUNERATION PAYMENT DATE

3.1	The Remuneration will be paid in full, in a single installment, on the Maturity Date, except in cases of Early Redemption Offer (as defined below) or early maturity of the Promissory Notes, under the terms of this Instrument, under which the Remuneration will be paid on the respective early settlement date.

4	PAYMENT OF THE UNIT PAR VALUE

7

4.1	The Unit Par Value will be paid in full by the Issuer to the Holder of this Promissory Note in a single installment, on the Maturity Date or on the early settlement date, in the event of an Early Redemption Offer or the early maturity of the Promissory Notes, in accordance with this Instrument.

5	LATE PAYMENT CHARGES

5.1	In the event of late payment by the Issuer of any amount due to the Holder of this Promissory Note, under the terms of this Instrument, (i) default interest of one percent (1%) per month, calculated pro rata temporis, from the date of default to the date of the actual payment, and (ii) non-compensatory fine of two percent (2%), both calculated in relation to the amount due and not paid, shall be levied on any and all amounts overdue, regardless of judicial or extrajudicial notice, notification, or request ("Late Payment Charges"), without prejudice to the Remuneration.

6	TERM AND MATURITY DATE

6.1	The maturity date of this Promissory Note will happen in one thousand and two hundred and eighty (1,280) days counted as of the Issue Date, that is, it will mature on February 27, 2025 ("Maturity Date"), save for the early settlement hypotheses resulting from the Early Redemption Offer or early maturity provided for in this Instrument.

7	FULL OPTIONAL EARLY REDEMPTION

7.1	The Issuer may, after eighteen (18) months from the Issue Date, that is, as of February 27, 2023 (including this date), redeem, at any time, all the Promissory Notes of any of the series, by sending a notice to all Promissory Note Holders of the respective series, with a copy to the Trustee, or by the publication of a notice to the holders of the Promissory Notes of the respective series, pursuant to Section 25 of this Instrument, ten (10) Business Days in advance of the event date ("Optional Early Redemption"), stating: (i) the date when the Optional Early Redemption shall occur, which must be a Business Day; and (ii) any other information relevant for the Holders of the Promissory Notes of the respective series.

7.2	In the event of Optional Early Redemption, the payment of the respective Unit Par Value will be made, plus the respective Remuneration, calculated pro rata temporis from the respective Issue Date to the date of the actual Optional Early Redemption,
8

adding to that amount the Optional Early Redemption Premium (as defined below), as well as a fine and default interest, if any. For the purposes of this Instrument, "Optional Early Redemption Premium" is a premium equivalent to the highest value among those described in items (1) or (2) below:

(1)	zero point fifty percent (0.50%) per year, pro rata temporis, based on two hundred and fifty-two (252) Business Days, levied on the Unit Par Value of the respective series, plus the respective Remuneration, calculated pro rata temporis from the Issue Date to the actual Optional Early Redemption date, considering the number of Business Days to elapse between the Optional Early Redemption date and the Maturity Date of the Promissory Notes of the respective series, as the case may be, according to the formula below:

where:

P = Optional Early Redemption Premium, calculated to 8 decimal places, without rounding;

VR = Unit Par Value, to be redeemed, plus the Remuneration of the Promissory Notes, calculated, pro rata temporis, from the Issue Date (including this date) until the actual redemption date (excluding this date);

d = number of Business Days to elapse between the actual Optional Early Redemption date (including this date) and the Maturity Date of the Promissory Notes of the series in question (excluding this date); and

= 0.50%

(2)	zero point twenty-five percent (0.25%), flat, levied on the Unit Par Value of the respective series, plus the respective Remuneration, calculated pro rata temporis from the Issue Date to the actual Optional Early Redemption date.

7.3	Partial Optional Early Redemption of Promissory Notes of a given series will not be allowed (however, the Optional Early Redemption of only one (1) of the series of Promissory Notes is allowed).

7.4	The Issuer shall, at least five (5) Business Days in advance from the Optional Early Redemption date, inform the Optional Early Redemption date to the Agent Bank, B3, and the Trustee.
9

7.5	The payment of the Promissory Notes to be redeemed in advance, by means of the Optional Early Redemption, will be made by the Issuer (i) following the procedures adopted by B3 for the Promissory Notes that are electronically deposited with B3 or (ii) by deposit into the checking accounts indicated by the Holders, to be carried out by the Agent Bank, in the case of Promissory Notes that are not electronically deposited with B3.

8	EARLY REDEMPTION OFFER

8.1	The issuer may carry out, at its exclusive discretion, at any time as of the Issue Date, an early redemption offer of all Promissory Notes of any series, jointly or individually ("Early Redemption Offer"), and the Early Redemption Offer proposed by the Issuer shall be submitted to all holders of Promissory Notes of the respective series, with a copy to the Trustee. The Early Redemption Offer will be submitted to all holders of Promissory Notes of the respective series, without distinction, ensuring equal conditions to all holders of Promissory Notes of the respective series to accept the early redemption of the Promissory Notes to which they are holders, pursuant to the terms and conditions provided for in the sections below.

8.2	The Issuer shall make the Early Redemption Offer by disclosing a notice addressed to Holders of Promissory Notes of the respective series, to be widely disclosed under Section 25 below, or by means of individual notices to be sent by the Issuer to each of the holders of Promissory Notes of the respective series, with a copy to the Trustee and B3 ("Early Redemption Offer Notice"), which shall describe the terms and conditions of the Early Redemption Offer, including: (i) the actual date for the redemption subject matter of the Early Redemption Offer, at the same time as the payment of the Early Redemption Offer Amount (as defined below), which must be a Business Day; (ii) information that the Early Redemption Offer Amount will be calculated under Section 8.3 below; (iii) the Early Redemption Offer Amount (as defined below) corresponding to the early redemption premium to be offered by the Issuer, if any, which cannot be negative; (iv) the method and deadline for Holders of Promissory Notes to inform the Issuer of their option to adhere to the Early Redemption Offer, subject to the provisions contained in Section 8.4 below; and (v) other information necessary for Holders of Promissory Notes to make a decision and for the execution of the Early Redemption Offer.

8.3	At the time of the Early Redemption Offer, the Holders will be entitled to the payment of the Unit Par Value, plus, if applicable: (i) the respective Remuneration, calculated pro rata temporis from the respective Issue Date to the date of the redemption
10

subject matter of the Early Redemption Offer, as well as, as the case may be, (ii) a redemption premium that, if it exists, may not be negative, and (iii) if applicable, the late payment charges provided for in Section 5 above, due and unpaid up to the date of the relevant redemption ("Early Redemption Offer Amount").

8.4	After the submission or disclosure, as the case may be, of the Early Redemption Offer Notice, the Holders that choose to adhere to the Early Redemption Offer will have ten (10) Business Days to make a formal statement in this sense before the Issuer, with a copy to the Trustee.

8.5	If the early redemption of the Promissory Notes is carried out under the terms above, it shall take place on a single date for all Promissory Notes of Holders that adhere to the Early Redemption Offer, on the date established in the Early Redemption Offer Notice, with the resulting cancelation of the redeemed Promissory Notes.

8.6	The Issuer shall, at least five (5) Business Days in advance from the early redemption date, notify the early redemption date to the Agent Bank, B3, and the Trustee.

8.7	The payment of the Promissory Notes to be redeemed in advance, by means of the Early Redemption Offer, will be made by the Issuer (i) following the procedures adopted by B3 for the Promissory Notes that are electronically deposited with B3 or (ii) by deposit into the checking accounts indicated by the Holders, to be carried out by the Agent Bank, in the case of Promissory Notes that are not electronically deposited with B3.

9	SCHEDULED RENEGOTIATION

9.1	The Promissory Notes will not be subject to scheduled renegotiation.

10	EARLY MATURITY

10.1	The Trustee shall consider all obligations related to the Promissory Notes due in advance and require, upon written notice, the Issuer to immediately pay the respective Unit Par Value, plus the applicable Remuneration, calculated exponentially and cumulatively pro rata temporis for Business Days elapsed, since the Issue Date, and the Late Payment Charges, until the date of
11

their actual payment, regardless of any judicial or extrajudicial notice, notification, or request to the Issuer, in the event of the occurrence of any of the following hypothesis (each, an "Automatic Early Maturity Event"):

(i)	upon the occurrence of (a) liquidation or dissolution of the Issuer and/or its Controlled Companies (as defined below), (b) filing for voluntary bankruptcy or bankruptcy not defeated within the legal term, adjudication of bankruptcy, or any similar event in the competent jurisdiction that may be created by law, by the Issuer and/or its Controlled Companies (as defined below) or affiliated companies, directly or indirectly ("Affiliates"), or (c) any event similar to the previous ones that characterizes or may characterize the Issuer's and/or its Affiliates' insolvency status;

(ii)	proposal, by the Issuer and/or its Affiliates, of an out-of-court reorganization plan to any creditor or class of creditors, or any similar event in the competent jurisdiction of each company, regardless of whether the judicial ratification of the plan was requested or obtained, or even the application by the Issuer and/or its Affiliates, in court, of a request for court-supervised reorganization or equivalent proceeding in the competent jurisdiction of each company, regardless of whether the reorganization was approved or granted by the competent judge;

(iii)	challenging of this Instrument in court by the Issuer and/or any of its controlled companies and/or parent companies, and, for the purpose of this section, the definition of 'control' contained in Article 116 of the Brazilian Corporations Act is used ("Controlled Companies" and "Parent Company", respectively);

(iv)	default, by the Issuer, of any monetary obligation provided for in this Instrument, if not remedied within the grace period of one (1) Business Day (as defined below) counted as of the respective default;

(v)	default on any financial obligation of the Issuer and/or any of its Controlled Companies within the context of the financial and/or stock markets, in unit or aggregate value, equal to or greater than seventy-five million Brazilian reais (R$ 75,000,000.00), or the equivalent amount in other currencies, respecting their respective grace period, or, if there is no such grace period, if such default is not cured within five (5) Business Days (as defined below) as of the respective maturity date;

12

(vi)	declaration of early maturity of any debt and/or obligation of the Issuer and/or any of its Controlled Companies in unit or aggregate value, equal or higher than seventy-five million Brazilian reais (R$ 75,000,000.00), or the equivalent amount in other currencies;

(vii)	spin-off, consolidation, merger (including merger of shares), or any other form of corporate restructuring involving the Issuer, without the prior and express authorization from the Holders, subject to the resolution quorum established in this Instrument;

(viii)	until the debentures are fully settled or matured with the subsequent cancellation of all of the Issuer's debentures related to the 1st issue, distribution of dividends, including dividends in advance and/or payment of interest on the shareholders' equity ("Interest on Shareholders' Equity") considered as dividends, by the Issuer, above the mandatory dividend provided for in Article 202 of the Brazilian Corporations Act, except (a) if there is a prior and express authorization from the Holders; or, (b) in case of Interest on Shareholders' Equity considered as dividends, if there is a distribution of the net profit of the respective fiscal year at a percentage of up to twenty-six percent (26%) due to the variation of Withholding Income Tax ("IRRF") rates applicable to the shareholders, pursuant to the legislation in force;

(ix)	after the full settlement or maturity of the debentures with the subsequent cancellation of all debentures issued by the Issuer relating to the 1st issue, distribution of dividends, including dividends in advance and/or payment of interest on shareholders' equity considered as dividends, by the Issuer, above the mandatory dividend provided for in Article 202 of the Brazilian Corporations Act, if the Issuer is in breach of its monetary obligations arising from this Issue and/or if an Early Maturity Event is in progress (as defined below);

(x)	if the Issuer transfers or in any way assigns or promises to assign the rights and obligations assumed under this Instrument to third parties;

(xi)	reduction of the Issuer's stockholders' capital after the date of execution of this Instrument, without the prior consent from the Holders;

13

(xii)	redemption, repurchase, amortization, or bonus of shares, if the Issuer is in arrears with any of its monetary obligations established in this Instrument;

(xiii)	conversion of the Issuer's corporate type, pursuant to Articles 220 to 222 of the Brazilian Corporations Act; and

(xiv)	arbitral award or judicial or administrative decision regarding the invalidity, nullity, unenforceability, or ineffectiveness of this Instrument that is not possible to remediate pursuant to Section 13.4 of this Instrument, the effects of which are not suspended within twenty (20) Business Days as of the date on which the Issuer becomes aware of the mentioned decision.

10.2	The occurrence of any of the aforementioned events shall be promptly informed by the Issuer to the Trustee in up to two (2) Business Days. The failure by Issuer to comply with the obligation provided for in this Section will not prevent the Trustee or Holders from, at their discretion, exercising their powers, options, and claims provided for in this Instrument and in other Issue documents, including, without limitation, the right to consider and/or declare the early maturity of the Promissory Notes, as applicable, pursuant to this Section Ten.

10.3	Upon becoming aware of the occurrence of any of the Non-Automatic Early Maturity Events (as defined below), the Trustee shall call, in up to two (2) Business Days as of the date of awareness of the occurrence of the respective event, a General Holders' Meeting (as defined below), pursuant to Section 14 below, to resolve about a possible non-declaration of the early maturity of the Promissory Notes (each of those events a "Non-Automatic Early Maturity Event" and, along with the Automatic Early Maturity Events, the "Early Maturity Events"):

(i)	protests of securities against the Issuer and/or any of its Controlled Companies, for which payment the Issuer and/or any Controlled Company is responsible, whose value, individually or jointly, exceeds seventy-five million Brazilian reais (R$ 75,000,000.00), except those provenly made by error or bad faith of third parties, and provided that it is validly proven by the Issuer to the Trustee within up to five (5) Business Days counted from the notification of the said protest, except for protests in which, within fifteen (15) Business Days from the notification of the said protest, it is validly proven by the Issuer and/or by any Controlled Company that (a) the protest has been canceled,
14

interrupted, or suspended, or (b) guarantees were provided in court in an amount at least equivalent to the amount protested;

(ii)	non-compliance by the Issuer of any non-monetary obligations provided for in this Instrument that is not remedied within up to five (5) Business Days as of the non-compliance, and the term provided in this item is not applicable to obligations to which a specific grace period has been set forth;

(iii)	non-compliance with the obligation to allocate the funds raised by means of the Promissory Notes as established in Section 22 of this Instrument;

(iv)	any of the representations or warranties made by the Issuer in this Instrument and/or in any document related to the Promissory Notes and/or the Issuance prove to be forged, incorrect, inconsistent, insufficient, or misleading;

(v)	failure to comply with any immediately enforceable judicial decision or arbitral award rendered against the Issuer, in a unit or aggregate value exceeding seventy-five million Brazilian reais (R$ 75,000,000.00), or the equivalent value in other currencies, and, exclusively in the case of judicial decisions, except for those (a) for which the respective suspensive effect for non-payment has not been obtained within the time limit set forth in the decision itself or within thirty (30) calendar days, whichever occurs first, or (b) if such adverse decision has not been appealed, within fifteen (15) Business Days counted from the date when the Issuer is formally informed about the decision;

(vi)	default on any financial obligation of the Issuer and/or any of its Controlled Companies with suppliers and/or any third parties (provided that the financial obligations described in item 10.1(v) above will not be covered by this item), in unit or aggregate value equal to or greater than seventy-five million Brazilian reais (R$ 75,000,000.00), or the equivalent amount in other currencies, respecting their respective grace period, or, if there is no grace period, if such default is not remedied within the grace period of five (5) Business Days counted from the respective maturity date, unless it is proven by the Issuer to the Trustee that there was no default and/or that a judicial relief with suspensive effect was obtained declaring the unenforceability of the payment;

15

(vii)	transfer of the direct or indirect controlling interest of the Issuer, in accordance with the wording provided for in Article 116 of the Brazilian Corporations Act, unless Casino Guichard Perrachon S.A., enrolled with the CNPJ under No. 08.572.014/0001-91, remains as the direct or indirect controller of the Issuer, individually or by means of the control block, and provided that such transfer of control has not occurred due to the operations provided for in Section 10.1 (vii) above;

(viii)	assignment, sale, disposal, spin-off, transfer, either free of charge or onerous, of the Issuer's assets, including shares or units of ownership of Controlled Companies, in an amount greater than the equivalent to twenty percent (20%), individually or aggregated, of the Issuer's stockholders' equity in accordance with the last audited quarterly financial statement disclosed, unless it is made (a) by assignment, sale, disposal, spin-off, transfer and/or promise to transfer the Issuer's assets, including shares or units of ownership of Controlled Companies, within the Issuer's corporate group; (b) with the Holders' prior written consent; (c) in case of disposal of used non-fixed assets that are used in the normal course of the Issuer's business exclusively for the purpose of replenishment; or (d) in the event of sale and lease-back operations with a term of at least fifteen (15) years, encompassing assets in an amount that is less than twenty percent (20%) of the Issuer's fixed assets per year, based on the audited financial statements for each year, and this limit is calculated on an annual basis for each calendar year counted from the Issue Date and provided that (i) the respective funds are used by the Issuer in the Issuer's real estate development course, for the purpose of investing in new stores and subject to the other restrictions provided for in this document; and (ii) the total fixed assets ascertained based on the audited financial statements regarding the closing of each fiscal year of the Issuer is not less than three billion and five hundred million Brazilian reais (R$ 3,500,000,000.00);

(ix)	amendment to the Issuers' business purpose that results in the change of the Issuer's main business activity, or adds an activity that implies changes in the Issuer's main business activity;

(x)	non-maintenance by the Issuer, while there are outstanding Promissory Notes, of the following financial indexes and limits ("Financial Indexes and Limits"), which will be quarterly assessed by the Issuer based on the twelve (12) months before the respective assessment date, based on the Issuer's consolidated financial statements (or interim financial information), and monitored by the Trustee in up to ten (10) Business Days as of the date of submission
16

of the necessary documents by the Issuer to the Trustee, provided that the first assessment will be made based on the Issuer's interim financial information for the quarter ended September 30, 2021.

(a)       Until the occurrence of the maturity in the normal course (that is, without early maturity) or early redemption of the debentures of the 1st Issue, the ratio between Consolidated Net Debt (as defined below) ("Consolidated Net Debt") and Stockholders' Equity (as defined below) ("Stockholders' Equity") lower or equal, according to the table below:

Quarter	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
Consolidated Net Debt/Stockholders' Equity	5.0	3.0	3.5	3.5	3.5	2.00	2.5	2.5

(b)       From the maturity in the normal course (that is, without early maturity) or early redemption of the debentures of the 1st Issue, until the Maturity Date, the ratio between the Consolidated Net Debt and the Stockholders' Equity lower than or equal to three integers (3.0).

(c)       Until the occurrence of the maturity in the normal course (that is, without early maturity) or early redemption of the debentures of the 1st Issue, the ratio between the Consolidated Net Debt and EBITDA (as defined below) ("EBITDA") lower or equal, according to the table below;

Quarter	3Q21	4Q21	1Q22	2Q22	3Q22	4Q22	1Q23	2Q23
Consolidated Net Debt/EBITDA	3.25	2.5	2.75	2.75	2.75	2.0	2.25	2.25

(d)       From the maturity or early redemption of the debentures of the 1st Issue, until the Maturity Date, the ratio between the Consolidated Net Debt and EBITDA lower than or equal to three integers (3.0).

17

(xi)	performance of financial transactions and/or other transactions and/or the execution of any agreements with related parties not directly or indirectly controlled by the Issuer, not essential to the Issuer's business, or the provision of guarantees on behalf or to the benefit of its direct or indirect Controlling Shareholders, except if such transactions take place upon prior and express authorization from the Holders;

(xii)	creation of any Liens (defined as mortgage, pledge, fiduciary sale, fiduciary assignment, usufruct, trust, charge, encumbrance or burden, attachment, sequestration, or levy, either judicial or extrajudicial, voluntary or involuntary, or another act with a practical effect similar to any of the terms above) in unit or aggregate value equal to or higher than seventy-five million Brazilian reais (R$ 75,000,000.00), or the equivalent amount in other currencies ("Liens"), on present and/or future asset(s) and/or revenue(s) of the Issuer, including, but not limited to, shares or units of ownership of its subsidiaries, except: (a) for Liens existing on the Issue Date;(b) for Liens created as a result of renewals, substitutions, or renegotiations of all or part of debts existing on the Issue Date, so long as the Liens are constituted exclusively on the asset guaranteeing the renewed, substituted, or renegotiated debt on the Issue Date; (c) for the fiduciary sale or other security interest constituted exclusively in transactions in the course of the Issuer's real estate development, for the purpose of investing in new stores, provided that they have an average term and maturity date greater than the Maturity Date of the Promissory Notes of the Second (2nd) Series and up to a limit of twenty percent (20%) of its fixed assets; (d) for Liens existing on any asset of any company when that company is merged by the Issuer, and that has not been created as a result of, or in advance of this event; or (e) for guarantees provided on bank debts or transactions performed in the stock market that are due by the Issuer or its Controlled Companies and up to a limit of twenty percent (20%) of its stockholders' equity; and

(xiii)	non-compliance, as verified in a court decision, by the Issuer, its Controlling Shareholders, and Controlled Companies, as well as by its employees and respective officers and members of the board of directors, acting on behalf of the Issuer, as applicable, with Law No. 12.846, of August 1, 2013, as amended, Decree No. 8420, of March 18, 2015, the UK Bribery Act of 2010, as amended, and the U.S. Foreign Corrupt Practices Act of 1977, as amended, as well as other applicable rules that address acts of corruption and harmful to the government ("Anti-corruption Laws").

18

10.4	For the purposes of Section 10.3 above, the following terms are defined as: (i) "Consolidated Net Debt" the Issuer's full debt (short and long-term loans and financings, including debentures and promissory notes), subtracted from the amount of cash available and accounts receivable, with a discount of one point five percent (1.5%), resulting from sales with credit card, food vouchers, and multiple benefits; and (ii) "EBITDA", the gross profit deducted from the resulting operating expenses, excluding depreciation and amortization, added with other recurring operating revenues and excluding general administrative and sales expenses throughout the last four (4) quarters covered by the most recent consolidated financial statements made available by the Issuer, prepared according to the Brazilian generally accepted accounting principles.

10.5	The non-declaration of the early maturity of the Promissory Notes in the event of occurrence of a Non-Automatic Early Maturity Event shall be decided by Holders representing, in the first or second call, at least two-thirds (2/3) of the outstanding Promissory Notes.

10.6	In the event that the General Holders' Meeting mentioned in Section 10.5 above is not initiated due to lack of quorum, on the first and second call, or if there is not a sufficient quorum to not declare the early maturity, the Trustee shall formalize minutes of the General Holders' Meeting stating that, due to the fact that the meeting was not initiated or due to lack of a quorum, the early maturity of all obligations arising from the Promissory Notes will be declared and shall require the immediate payment of the respective Unit Par Value, plus Remuneration and other charges due until the date of the actual payment, in accordance with the terms of Sections 10.7 and 10.8 below.

10.7	In the event of early maturity of the Promissory Notes declared by the Trustee, the Issuer undertakes to pay the respective Unit Par Value, plus the respective Remuneration, calculated exponentially and cumulatively pro rata temporis for Business Days elapsed since the Issue Date until the date of its actual payment, as well as any other amounts due by the Issuer under the terms of this Instrument.

10.8	The payment of the amounts mentioned in the previous Section, as well as of any other amounts possibly due by the Issuer under this Section, shall be made in up to one (1) Business Day as of the notice in writing to be sent by the Trustee to the Issuer, pursuant to Section 27 of this Instrument, outside B3's scope, and, if the Issuer fails to do so, it shall be subject to the penalty of payment of the late payment charges provided for in Section 5 of this Instrument.
19

10.9	The Trustee shall notify, immediately, in writing, any early maturity of the Promissory Notes to the Issuer, B3, and the Agent Bank (i) by electronic mail immediately after the declaration of the early maturity, and/or (ii) by registered mail or mail with acknowledgment of receipt ("AR") issued by the Post Office.

10.10	However, if the payment of all Promissory Notes provided for above is made through B3, the Issuer shall notify B3, by mail along with the Trustee, of such payment, at least three (3) Business Days before the date established to make such a payment.

11	FORM, CIRCULATION, AND PROOF OF OWNERSHIP

11.1	The Promissory Notes are issued in form of an instrument and will be held under the custody of Itaú Corretora de Valores S.A., a company regularly organized and authorized to operate by the Brazilian Central Bank pursuant to the National Monetary Council Resolution No. 1655 of October 26, 1989, with its principal place of business located in the City of São Paulo, State of São Paulo, at Avenida Brigadeiro Faria Lima, 3500, 3º andar, ZIP code 04538-132, enrolled with the CNPJ/ME under No. 61.194.353/0001-64, as a provider of custodian services for the physical custody of this Promissory Note ("Custodian"), whose definition includes any another institution that may succeed the Custodian in providing the custodian services regarding the Promissory Notes), and will circulate by full endorsement, without guarantee from the endorser, of a mere transfer of ownership. While they are the subject matter of a centralized deposit, the circulation of the Promissory Notes will be made by means of the book-entry records made on the deposit accounts held with B3, which will endorse the Instruments of the Promissory Notes to the final creditor at the time of termination of the registration with B3.

11.2	For all legal purposes, the ownership of this Promissory Note will be evidenced by the possession of this Instrument, in accordance with the law applicable to negotiable instruments of this kind. In addition, the ownership of the Promissory Notes will be evidenced by an extract issued by B3 in the name of the respective holder of the Promissory Notes, for Promissory Notes that are electronically deposited with B3.

12	SUBSCRIPTION PRICE, PAYMENT METHOD, AND SUBSCRIPTION PROCEDURE

20

12.1	The subscription and payment price of this Promissory Note will correspond to the Unit Par Value and will be paid in cash, at the time of subscription, on the Issue Date, exclusively by means of the MDA - Módulo de Distribuição de Ativos (Assets Distribution Module) ("MDA"), in accordance with B3's settlement rules, in national currency. All Promissory Notes will be subscribed to and paid in on the same date.

12.2	The subscription price may be increased by premium or have a discount on the issue date, provided that they are offered on equal terms to Professional Investors (as defined below).

12.3	The holders of this Promissory Note, at the time of subscription, must provide the Lead Manager with a written statement, attesting, among other things, that they are aware that: (i) the Offer was not registered with the CVM; and (ii) this Promissory Note is subject to the trading restrictions provided for in CVM Instruction 476 and in this Instrument, as applicable

12.4	By subscribing, paying, or acquiring this Promissory Note on the primary or secondary market, the holder of this Promissory Note grants, automatically and in advance, their express consent to B3, the Issuer, the Agent Bank and/or Custodian to inform the Trustee of the existence of the holder of this Promissory Note.

13	ISSUER'S ADDITIONAL OBLIGATIONS

13.1	Without prejudice to the other obligations set out in the applicable regulation, the Issuer undertakes to comply with all the obligations mentioned below:

(a)	provide to the Trustee or make available on its website and on the CVM website, as appropriate:

(i)       in up to ninety (90) days after the end of each fiscal year, or in up to five (5) Business Days from the disclosure date, whichever occurs first, a copy of the Issuer's complete financial statements regarding the respective fiscal year, accompanied by the management report and opinion from independent auditors, as applicable. The information mentioned in this item shall be followed by: (1) a report with the calculation showing the assessment of Financial Indexes and Limits, prepared by the Issuer, showing the necessary titles for its assessment, and the Trustee may request from the Issuer and/or the Issuer's independent auditors all possibly

21

necessary additional clarifications; and (2) a statement, signed by the Issuer's legal representatives, in accordance with its Articles of Incorporation, certifying: (2.1) that the provisions contained in the Instrument remain valid; and (2.2) the non-occurrence of any of the Early Maturity Events and absence of default of the Issuer's obligations before the Holders and the Trustee;

(ii)       in up to forty-five (45) days after the end of the three (3) first fiscal quarters or five (5) Business Days after the disclosure to the market, whichever occurs first, a copy of the Issuer's quarterly information regarding the respective quarter, followed by the management report and opinion from the independent auditors. The information mentioned in this item shall be followed by a report with the calculation showing the assessment of Financial Indexes and Limits, prepared by the Issuer, showing the necessary titles for its assessment, and the Trustee may request from the Issuer and/or the Issuer's independent auditors all possibly necessary additional clarifications;

(iii)       within ten (10) Business Days, or in a shorter period if so requested by the competent authority, any information that may be requested by the Trustee, for the Trustee to fulfill its obligations under the terms of this Instrument and CVM Resolution No. 17, of February 9, 2021 ("CVM Resolution 17");

(iv)       on the publication date, the information disclosed pursuant to Section 25 of this Section (sic);

(v)       notices to the Holders, material facts, as well as minutes of the Issuer's general meetings and meetings of the board of directors, as applicable, that in any way involve the Holders' interest, within two (2) Business Days as of the date when they are (or should have been) published, or, if not published, from the date when then are made;

(vi)       if it is aware, information about any non-remedied breach, either of a monetary nature or not, of any section, terms, or conditions of this Instrument, in up to five (5) Business Days as of the breach date, without prejudice to the provisions in item "e" below;

22

(vii)       in up to five (5) Business Days after its receipt, a copy of any mail or court notice received by the Issuer that could result in a Material Adverse Effect (as defined below) to the businesses, financial status, or the result of the Issuer's operations;

(viii)       in up to five (5) Business Days after becoming aware of it, information of any nature that may result in a Material Adverse Effect;

(ix)       an original copy of the attendance list and an electronic copy (pdf) with JUCERJA's digital seal of acts and meetings of Holders that may be held within the scope of the Issue; and

(x)       all other documents and information that the Issuer, pursuant to terms and conditions established in this Instrument, undertook to send to the Trustee;

(b)	submit, pursuant to the law, its accounts and balance sheets to be analyzed by an independent audit firm registered with the CVM;

(c)	maintain in proper operation a department to efficiently serve the Holders or hire financial institutions authorized to provide such service;

(d)	call, pursuant to Section 14 of this Instrument, a General Holders' Meeting to resolve any matters related to this Issue, directly or indirectly, in the event the Trustee fails to comply with such an obligation under the terms of this Instrument;

(e)	inform the Trustee, within no later than two (2) Business Days, of the occurrence of any event provided for in Section 6 of this Instrument;

(f)	fulfill all decisions rendered by the CVM, including those that require the submission of documents, providing, also, any information requested;

23

(g)	refrain from conducting operations unrelated to its corporate purpose, with due regard for the provisions of the by-laws, legal and regulatory provisions in effect;

(h)	notify the Trustee, within two (2) Business Days, of any material change in the financial, economic, commercial, operating, regulatory or corporate conditions or in Issuer's business that (a) impedes or significantly hinders compliance, by Issuer, of its obligations arising from this Instrument and the Promissory Notes; or (b) cause the financial statements or information prepared by Issuer to no longer reflect the actual economic and financial condition of Issuer;

(i)	keep its goods and assets properly insured, in accordance with its current practices, and the Trustee is not responsible for monitoring such insurance;

(j)	not perform any act in disagreement with its Articles of Incorporation and this Instrument, or any other document regarding the Restricted Offering, especially those that may, directly or indirectly, commit the timely and complete fulfillment of the obligations assumed with the Holders;

(k)	comply with all applicable laws, regulations and orders in any jurisdiction in which the Issuer conducts business or has assets, except in cases where, in good faith, the Issuer is discussing the applicability of the law, rule, or regulation at the administrative or judicial branches, and such discursion does not interrupt or suspend the Issuer’s activities, or may result in material adverse effect: (a) on the Issuer's economic, financial, reputational or operating status; or (b) in the punctual fulfillment of the obligations assumed by the Issuer before the Holders, under the terms of this Instrument ("Material Adverse Effect");

(l)	keep contracted, during the term of effectiveness of Promissory Notes, at its expenses, the Agent Bank, the Custodian, Trustee, and the trading environment at the secondary market (CETIP21);

(m)	pay all expenses evidenced by the Trustee as may be necessary to protect the rights and interests of Holders or to realize their claims, including legal fees and other expenses and costs incurred by virtue of the collection of any amount due to the Holders under the terms of this Instrument;

24

(n)	make the payment of any taxes or contributions that affect or shall affect Issue and which are Issuer's responsibility;

(o)	during the term of effectiveness of the Promissory Notes, keep valid and regular the representations and warranties made in this Instrument, whenever applicable;

(p)	not disclose to the public information relating to Issuer, Restricted Offer or Promissory Notes in disagreement with the applicable regulations, including, but not limited to, the provisions of CVM Instruction 476 and article 48, item II of CVM Ruling 400, of December 29, 2003, as amended;

(q)	refrain from trading securities issued by it until the closing communication of the Restricted Offer to CVM by the Lead Manager, subject to the provisions of article 12 of CVM Instruction 476;

(r)	refrain from sending the Restricted Offer closing communication to the CVM by the Lead Manager, to (a) disclose information about the Restricted Offer, except as necessary for the achievement of its purposes, advising the addressees of the reversed information transmitted; and (b) use the information relating to the Restricted Offering, except for purposes strictly related to the preparation of the Restricted Offering;

(s)	maintain the Promissory Notes deposited for trading in the secondary market during the term of effectiveness of the Promissory Notes, bearing the costs of said deposit;

(t)	make and provide evidence to the Trustee of all necessary records, registrations and prentices, as provided in this Instrument, in the competent bodies;

(u)	notify the Holders and Trustee, within two (2) Business Days, if any of the representations made by the Issuer in this Instrument become partially or fully untrue, incomplete, or inaccurate;

(v)	inform and send the organizational chart, all financial information, and corporate acts necessary to prepare the annual report, pursuant to CVM Resolution 17, as requested by the Trustee, which shall be duly sent by the Issuer within ten (10) Business Days as of the Trustee's request. The aforementioned organization chart of Issuer's corporate group shall
25

contain, including, parent companies, controlled companies, under common control, affiliates, and controlling group member, at the end of each fiscal year;

(w)	maintain valid and regulated the licenses, concessions, authorizations, or approvals necessary for its regular operations, except for those that are under challenge in good faith and/or under legal process of renewal, and that causes no Material Adverse Effect;

(x)	comply with the provisions of the legislation in force pertaining to the National Environmental Policy, Resolutions of CONAMA - National Council for the Environment, and other applicable supplementary environmental laws and regulations, and take any preventive or remedial measures and actions, aimed at avoiding and correcting any environmental damage resulting from the activity described in its corporate purpose;

(y)	observe the legislation in force, especially labor, social security, and environmental legislation, always making sure that (a) the Issuer does not use, directly or indirectly, work in conditions similar to slavery or child labor; (b) the employees of the Issuer are duly registered, in accordance with the legislation in force; (c) the Issuer complies with the obligations arising from the respective employment agreements, and labor and social security legislation in force; (d) the Issuer complies with the legislation applicable to the protection of the environment, as well as public health and safety; (e) the Issuer holds all permits, licenses, authorizations, and approvals necessary for the exercise of their activities, in compliance with the applicable environmental legislation; and (f) the Issuer has all the required registrations, in accordance with applicable civil and environmental legislation;

(z)	if it becomes aware of any act or fact that breaches the Anti-corruption Laws, immediately inform the Trustee;

(aa)	make eventual payments due to the Holders exclusively by the means provided for in this Instrument;

(bb)	comply with the Anti-Corruption Laws and ensure that its Controlled Companies, as well as their respective managers, shareholders with management powers and respective employees acting on behalf of the Issuer, especially those who come into contact with the celebration of this Instrument, comply with the Anti-corruption Laws;

26

(cc)	maintain and ensure that its Controlled Companies and Affiliates maintain internal policies and/or procedures aimed at complying with Anti-Corruption Laws; and

(dd)	make the best efforts so that any subcontracted parties be aware of the need to comply with the Issuer, its Controlled Companies, and Affiliates policies and/or procedures related to Anti-Corruption Laws.

13.2	Issuer hereby irrevocably and irreversibly undertakes to ensure that its operations in the B3 environment are always supported by good market practices, with full and faithful compliance with the rules applicable to the matter, holding the Trustee harmless from any and all liability for claims, loss, damages, loss of profits and/or prospective profits to which noncompliance with said rules may give rise, provided they are proven to have occurred not by fault of the Trustee.

13.3	Without prejudice to other obligations expressly provided in the regulations in force and this Instrument, the Issuer undertakes, pursuant to CVM Instruction 476, as applicable:

(a)	prepare the year-end financial statements and, if applicable, the consolidated statements, in accordance with the Brazilian Corporations Act and with the rules enacted by CVM;

(b)	submit its financial statements to auditing, by an auditor registered with the CVM;

(c)	disclose, until the day before the beginning of the trading of the Promissory Notes in the secondary market, the financial statements, accompanied by explanatory notes and the report of the independent auditors, regarding the last three (3) fiscal years ended;

(d)	disclose the subsequent financial statements, accompanied by explanatory notes and independent auditors' reports, within three (3) months as from the end of the fiscal year;

(e)	fulfill the provisions of CVM Instruction 358, of January 3, 2002, as amended ("CVM Instruction 358") regarding the duty of secrecy and prohibitions on trading;

27

(f)	disclose on its page on the world wide web the occurrence of any "Material Fact", as defined in article 2 of CVM Instruction 358, and communicate the occurrence of such a Material Fact immediately to Coordinators and Trustee;

(g)	provide all information requested by CVM and B3;

(h)	disclose on its page on the world wide web of computers the annual report and other communications sent by the Trustee on the same date of receipt thereof, also observing the provisions of letter "d" above;

(i)	comply with the provisions of the specific regulation issued by CVM, in the event a holders of promissory notes meeting is called, to be held partially or exclusively digitally.

13.4	If any of the provisions of this Instrument is deemed to be illegal, invalid or ineffective, all other provisions not affected by such judgment shall prevail, and Issuer and Trustee, in good faith, undertake to replace the affected provision with another, which, to the extent possible, produces the same effect.

14	PROMISSORY NOTES HOLDERS GENERAL MEETING

14.1	The Holders may, at any time, meet in a general holders' meeting, so as to resolve on any matter of interest for the community of Holders ("General Holders' Meeting"), in accordance with article 71 of the Brazilian Corporations Act.

14.2	The General Holders' Meeting may be called (i) by the Trustee; (ii) by the Issuer; (iii) by Holders representing at least ten percent (10%), of the Outstanding Promissory Notes; and/or (iv) by the CVM.

14.2.1	The General Holders' Meeting shall be called by means of a notice published at least three (3) times under the terms of Section 25 below, subject to other rules related to the publications of notices calling general meetings, as set forth in the Brazilian Corporations Act, applicable regulation and this Instrument, whereas call is waived in case of attendance of all Holders.

28

14.3	The provisions of the Brazilian Corporations Act concerning the general shareholders' meeting shall be apply to the General Holders' Meeting, as applicable.

14.4	The position of chairman in the General Holders' Meeting will be the responsibility of the Holder elected by the Holders present or the one designated by CVM.

14.5	The General Holders' Meeting must be held within thirty (30) days counted from the first publication of the call notice or, if there is no quorum to hold the General Meeting on the first call, within eight (8) counted from the date of first publication of the second call notice.

14.6	The General Holders' Meeting will be called, on first call, with the presence of Holders representing at least half of the Outstanding Promissory Notes and, on second call, with any quorum. The General Holders' Meeting may be held in person or by videoconference, at the discretion of the Issuer, subject to the regulations in force.

14.6.1	Once the General Holders' Meeting is established, the Holders of Outstanding Promissory Notes may decide to suspend the work to resume the respective General Meeting at a later date, provided that the suspension is approved by the same quorum established for deliberation of the matter that will be suspended until the resumption of work, subject to the provisions of article 129 of the Brazilian Corporations Act.

14.6.2	In the event of suspension of the work for resolution at a later date, the matters already resolved and approved or rejected until the suspension of the General Holders' Meeting established cannot be voted on again when the work is resumed. The resolutions already taken will, for all legal purposes, be perfect legal acts.

14.6.3	Matters that are not voted until the suspension of the works will not be considered resolved and will not produce any effects until the date of their effective resolution.

14.7	Each Promissory Note grants its holder the right to one vote at the General Meetings, whose resolutions will be taken by the Holder, and the appointment of representatives is allowed. Resolutions taken by Holders, within the scope of their legal competence, subject to the quorums established in this Instrument, will be existing, valid, and effective before the Issuer and will
29

bind all holders of Promissory Notes, regardless of whether they attended General Holders' Meeting or the vote cast in the General Holders' Meeting.

14.8	The presence of the Issuer's legal representatives at the General Meeting called by the Issuer will be mandatory, while at the General Meetings called by the Holders or the Trustee, the presence of the Issuer's legal representatives will be optional, unless requested by the Holders or by the Trustee, as the case may be, in which case it will be mandatory.

14.9	Trustee shall attend General Meetings to provide the information thereto requested Holders.

14.10	Except for the provisions of Section 14.11 below, all resolutions to be taken at the General Holders' Meeting will depend on the approval of Holders representing, on first call, at least two thirds (2/3) of the outstanding Promissory Notes, or on second call, by Holders representing the majority of outstanding Promissory Notes.

14.11	Not included in the quorum referred to in Section 14.10 above:

(a)	the quorums expressly provided for in other items and/or Sections of this Instrument;

(b)	any change (i) in the term of effectiveness of the Promissory Notes; (ii) on Remuneration Payment Dates: (iii) in the Remuneration calculation parameter; (iv) resolution quorums of General Meetings; or (v) in the wording of the Early Maturity Events, amendment of the terms and conditions of the Optional Early Redemption and/or Early Redemption Offer above, shall be approved by Holders who represent, on the first or second call, at least ninety percent (90%) of the outstanding Promissory Notes or of the outstanding Promissory Notes of the respective series.

(c)	in the event of a resolution on prior or subsequent waiver and/or temporary pardon in relation to any of the Early Maturity Event, as well as matters related to the waiver request in question, the matter shall be approved by Holders who represent, on first call at least, two thirds (2/3) of the outstanding Promissory Notes, or on second call, the majority of the outstanding Promissory Notes.

30

(d)	The non-statement of early maturity of the Promissory Notes, in the event of a Non-Automatic Early Maturity Event, pursuant to Section 10.3 of this Instrument, will depend on the approval of Holders representing at least two thirds (2/3) of the outstanding Promissory Notes.

14.12	For the purpose of setting the establishment and resolution quorum regarded in this Section 14, as well as for the purposes of this Instrument, it will be considered as outstanding Promissory Notes the Promissory Notes issued by the Issuer that have not yet been redeemed and/or liquidated, and the Issuer shall deduct from the number such Promissory Notes that it has in treasury, or those that belong to its Parent Company or any of its Controlled Company and other Affiliates, as well as the respective officers or directors, and respective relatives up to the second degree.

14.13	The Holders, representatives of the Outstanding Promissory Notes, who did not attend a General Holders' Meeting that has been suspended will be admitted to the resumption of this one and will have their rights to participate, vote and resolve on the matters on the agenda that have not been voted on, until the closing and drawing up of the meeting. The Holders, in this act, exempt the Trustee from any responsibility in relation to the provisions herein.

15	DISTRIBUTION, TRADING AND PLACEMENT

15.1	The Promissory Notes will be deposited to:

(i)	distribution in the primary market exclusively through the MDA, managed and operated by B3, with the distribution being financially settled through B3, and concomitantly with the settlement, the Promissory Notes will be deposited on behalf of the holder in the B3 Electronic Custody System; and

(ii)	trading in the secondary market through CETIP21 - Securities ("CETIP21"), managed and operated by B3, and the negotiations shall be financially settled and the Promissory Notes deposited electronically in B3.

15.2	The Promissory Notes will be offered exclusively to a maximum of seventy-five (75) professional investors, as defined in the terms of article 11 of CVM Resolution No. 30, of May 11, 2021, as amended ("Professional Investors"), and may be subscribed and paid in by a maximum of fifty (50) Professional Investors.
31

15.3	Notwithstanding the provisions of the paragraph above and subject to compliance by the Issuer with the obligations set forth in article 17 of CVM Instruction 476, the Promissory Notes may only be negotiated, as provided for in articles 13 and 15 of CVM Instruction 476, on regulated securities markets after ninety (90) days have elapsed from each subscription or acquisition of each Promissory Note by Professional Investors, except in the case of the lot of Promissory Notes subject matter of the exercise of the firm guarantee by the Coordinators ("Firm Guarantee"), and in the subsequent negotiation: (i) the purchaser observes the abovementioned restriction of ninety (90) days, counted from the exercise of the Firm Guarantee; and (ii) the limits and conditions provided for in Articles 2 and 3 of CVM Instruction 476 and other applicable legal and regulatory provisions are observed.

16	GUARANTEES

16.1	The Promissory Notes will not have any personal or real estate guarantees and will not be guaranteed.

17	PAYMENT LOCATION

17.1	The payments to which the Holders are entitled will be made by the Issuer on the respective due date in accordance with B3's procedures for Promissory Notes that are electronically deposited at B3 or, if not electronically deposited at B3, at the Issuer's principal place of business, or, even, in accordance with the procedures adopted by the Agent Bank, as applicable. The Holders of the Promissory Notes on the Business Day (as defined below) immediately prior to payment will be entitled to receive any amounts arising from the Promissory Notes.

18	TERM EXTENSION

18.1	The deadlines referring to the payment of any obligation provided for in this Promissory Note will be automatically considered extended if its maturity coincides with any day that is Saturday, Sunday or a national holiday, until the first (1st) subsequent Business Day, without any increase to the amounts to be paid.

18.2	For purposes of the Issue, "Business Day(s)" means any day other than Saturday, Sunday and a national holiday.
32

19	ISSUER'S REPRESENTATIONS AND WARRANTIES

19.1	Issuer hereby represents and warrants to Trustee that, on this date:

(i)	it is a duly organized corporation, constituted and existing in accordance with Brazilian laws;

(ii)	it is duly authorized and has obtained all of the necessary licenses and authorizations, including of a corporate nature, for execution of this Instrument, the Issue of Promissory Notes, and fulfillment of its obligations provided for herein, and all of the necessary legal and statutory requirements for such purpose have been fulfilled;

(iii)	the legal representatives who sign this Instrument have the statutory and/or delegated powers to assume, on their behalf, the obligations set forth herein, and being representatives, had the power legitimately granted with their respective mandates in full force;

(iv)	the execution of this Instrument and fulfillment of its obligations provided in this Instrument, as well as that the issue and public distribution of Promissory Notes do not breach or violate (a) any agreement or document to which the Issuer is a party or to which any of its assets or properties are bound, nor shall it result in (1) early maturity of any obligation provided in any of those agreements or instruments; (2) creation of any liens or encumbrances over any of the Issuer's assets and property; or (3) termination of any such agreements or instruments; (b) any law, decree or regulations to which the Issuer or any of its assets and properties are subject; or (c) any order, decision or administrative, judicial or arbitration award and which affects the Issuer or any of its assets and properties;

(v)	it has all relevant authorizations and licenses required by federal, state, and local authorities for the regular exercise of its activities, and they are all valid, also considering that authorizations and licenses that are not obtained or renewed by the Issuer may not cause a Material Adverse Effect;

(vi)	it is complying with all laws, regulations, administrative rules, and orders from government authorities, agencies, or courts, applicable to the exercise of its businesses and that (a) are relevant to the performance of the Issuer's activities
33

and the maintenance of its property; or (b) the non-compliance by the Issuer may not cause a Material Adverse Effect, including the provisions in the legislation in force regarding the National Environmental Policy, Resolutions of the National Environmental Council - CONAMA, and other supplementary environmental legislation and regulations that are likewise relevant for the performance of the Issuer's activities, taking precautionary measures and actions or reparatory, to avoid or remedy possible environmental damage resulting from the exercise of the activities described in its respective corporate purpose, and the environmental laws, regulations, legislation, and orders from government authorities, agencies, or courts, applicable to the performance of the Issuer's businesses. The Issuer also undertakes to carry out all due diligence required to carry out its activities, preserving the environment and complying with the determinations of the municipal, state and federal agencies that may, secondarily, legislate or regulate the environmental rules in force;

(vii)	complies with the laws, regulations and other environmental and labor rules in force, relating to the environment and occupational health and safety, so that: (a) does not use child labor and/or slave labor in the conduct of its activities; (b) does not adopt actions that encourage prostitution; (c) does not practice racial and gender discrimination; (d) does not infringe on the rights of foresters; (e) the Issuer's workers are duly registered under the terms of the legislation in force, except to the extent that the absence of such registration cannot cause a Material Adverse Effect; (f) the Issuer complies with the obligations arising from the respective employment contracts and the labor and social security legislation in force, except to the extent that the absence of such registration cannot cause a Material Adverse Effect; and (g) did not practice any act or adopt any measure capable of causing a crime to the environment; further declaring that it was not definitively convicted in the judicial or administrative sphere for (1) labor issues involving the matters referred to in items "a" to "d" above; or (2) crime against the environment;

(viii)	Issuer's financial statements regarding the fiscal year ended on June 30, 2021, accurately represent the Issuer's equity and financial status on those dates and for those periods, and they have been duly prepared under the Brazilian generally accepted accounting principles;

(ix)	the Issuer is not aware of the existence of any lawsuit, arbitral or administrative proceeding, investigation, or any type of government investigation that may cause a Material Adverse Effect;

34

(x)	the Issuer's consolidated and audited financial statements regarding the fiscal years ended on December 31, 2020, 2019, and 2018, are true, complete, accurate, and correct in all aspects, on the date they have been prepared and/or published, and they clearly and accurately represent the Issuer's financial and equity status, results, operations, and cash flows in the period, and up to the execution of this Instrument (a) there was no Material Adverse Effect, (b) there was not material transaction involving the Issuer outside its regular course of business, (c) there was no material increase in the Issuer's indebtedness;

(xi)	the information and representations in this Instrument regarding the Issuer and Restricted Offering, as the case may be, are true, accurate, correct, and sufficient;

(xii)	it has not omitted a fact, of any nature, which is known to them and which may result in a Material Adverse Effect in prejudice of the Professional Investors that may acquire Promissory Notes;

(xiii)	it is in compliance with the obligations in this Instrument and it is not, on this date, incurring any of the Early Maturity Events;

(xiv)	there is no connection between the Issuer and the Trustee that prevents the Trustee from fully exercising its duties;

(xv)	the Issuer hereby represents, on its behalf and on behalf of its Controlled Companies, as well as its managers and employees, herein, that it is aware of the provisions in the Anti-corruption Laws and it undertakes to refrain from practicing any activity that is a violation to the provisions in the Anti-corruption Laws. The Issuer also declares (a) that it adopts the best practices (and causes its Controlled Companies and other Affiliates, as well as its managers and employees to adopt the best practices) to prevent its eventual subcontractors from violating the provisions contained in the Anti-Corruption Laws and (b) that maintains (and causes its Controlled Companies and other Affiliates, as well as its managers and employees to maintain) internal policies and procedures that ensure full compliance with such rules and give full knowledge of such rules to all professionals who may have a relationship with the Issuer;

(xvi)	on this date, (a) there is no violation or indication of violation of any legal or regulatory provisions, whether national or foreign, concerning the practice of corruption or acts harmful to the public administration, including, without limitation,
35

Anti-Corruption Laws, by the Issuer, its Controlled Companies and other Affiliates, as well as by its managers; and (b) declares that there is no conviction in the administrative or judicial sphere, notably for reasons of corruption or for any reason related to non-compliance with the Anti-Corruption Laws;

(xvii)	this Instrument constitutes a legal, valid, effective, and binding obligation of the Issuer, enforceable in accordance with its terms and conditions, with the force of an extra-judicially enforceable instrument pursuant to article 784, of the Code of Civil Procedure; and

(xviii)	it is fully aware and fully agrees with the form of disclosure and assessment of the DI Rate, disclosed by B3, and that the form of calculation of the Compensation was covenanted by free will of the Issuer, with observance of the principle of good faith.

20	EXPENSES

20.1	The Issuer will be responsible for the expenses and costs related to the registration fee at B3, contracting of the Agent Bank, Custodian, and the Trustee.

20.2	The payment referred to in Section 20.1 above will be made within ten (10) Business Days from the delivery, to the Issuer, of a copy of the documents proving the expenses actually incurred and necessary to protect the rights of the Holders.

20.3	All expenses that the Trustee may incur in order to safeguard the interests of the investors shall be previously approved and advanced by the investors, and subsequently reimbursed by the Issuer. Such expenses include legal fees, including third parties', deposits, indemnities, legal costs and fees of lawsuits proposed by the Trustee, provided that they are related to the default settlement, as a representative of the investors. Any eventual expenses, deposits and legal costs arising from the loss of suit will also be borne by the investors, as well as the remuneration and reimbursable expenses of the Trustee, in the event that the Issuer remains in default with respect to the payment thereof for a period exceeding ten (10) calendar days.

20.4	The expenses referred to in Section 20.3 above will include, but not be limited to, those incurred with the following matters, provided that they are duly evidenced:
36

(a)	publication of reports, notices and notifications;

(b)	extraction of certificates and notary expenses;

(c)	photocopying, scanning and sending documents;

(d)	costs incurred in telephone contacts related to the Issue;

(e)	locomotion between States of the Federation and respective accommodation, transport and food; and

(f)	expenses with specialists, such as auditing and/or inspection, among others, or legal advice.

20.5	The Trustee's credit for expenses incurred to protect the rights and interests or to carry out credits of the Holders that have not been settled in the manner established herein will be added to the Issuer's debt, preferring them in the payment order.

21	PLACEMENT REGIME

21.1	This Promissory Note is subject to public distribution with restricted distribution efforts, pursuant to CVM Instruction 566 and CVM Instruction 476, being, therefore, automatically exempt from registration with the CVM, and the public distribution is carried out under a firm guarantee of placement for the entirety of the Promissory Notes, with the intermediation of institutions that are part of the securities distribution system ("Coordinators").

22	DESTINATION OF THE FUNDS

22.1	The funds raised with the Offer will be fully used by the Issuer to pay the early redemption of the fourth (4th) series debentures of the first (1st) issue of the Issuer and the remaining balance, if any, to reinforce the Issuer's cash.

37

22.2	The Issuer shall send the Trustee a statement on letterhead and signed by a legal representative, attesting to the destination of the funds of this Issue within thirty (30) calendar days from the date of the effective allocation of all the funds or on the Maturity Date, which occurs first, and the Trustee may request from the Issuer all possible clarifications and additional documents that may be necessary.

22.3	Documents proving the allocation of funds must be sent by the Issuer to the Trustee within ten (10) calendar days from the respective request by the Trustee or in a shorter period, if necessary for the purposes of timely compliance, by the Trustee, of any requests made by authorities or regulatory agencies, regulations, laws or judicial, administrative or arbitration determinations.

22.4	The Trustee shall treat any and all information received under the terms of this Section in a confidential manner, with the exclusive purpose of verifying compliance with the allocation of funds established herein.

23	TRUSTEE

23.1	The Trustee will be responsible for the extrajudicial representation and judicial assistance of the Holders in case they request bankruptcy, judicial reorganization and/or extrajudicial reorganization of the Issuer or initiate another judicial proceeding of the same nature, or even any applicable procedure for collection or judicial execution of the obligations arising from this Instrument, as applicable, with which the Holder irrevocably and irreversibly agrees upon subscription and payment of the Promissory Notes.

23.2	On the date of execution of this Instrument and based on the organizational chart provided by the Issuer, the Trustee identified that it does not act as a trustee in issues of the Issuer or its economic group.

23.3	The Trustee will perform its functions from the date of signature of this Trust Service Agreement or any amendments thereto relating to its replacement, and shall remain in the exercise of its functions until the Maturity Date or, if still remain obligations, principal and accessory, of Issuer under the terms of this Instrument that are not performed after the Maturity Date, until all Issuer's obligations under the terms of this Instrument are fully fulfilled, or even until their effective replacement.

38

23.4	In the event of temporary impediments, resignation, intervention or judicial or extrajudicial liquidation, bankruptcy or any vacancy case of Trustee, within no more than thirty (30) calendar days from the event to be determined, a General Holders' Meeting to choose a new trustee, which meeting shall be called by the Trustee to be replaced and may also be called by the Holders representing at least ten percent (10%) of the Outstanding Promissory Notes or by CVM. In the event that the call is not made within fifteen (15) consecutive days prior to the expiration of the aforementioned term, Issuer shall perform it, subject to the term of fifteen (15) days for the first call and eight (8) days for the second call, being certain that the CVM may appoint a provisional substitute, until the process of choosing the new Trustee. The remuneration of the new trustee will be the same as that of the Trustee, unless another is negotiated with the Issuer, which is accepted in writing, previously and expressly.

23.5	Holders, after the term for distribution of all Promissory Notes, are entitled to replace the Trustee and to appoint its substitute, in a General Holders' Meeting specially called for this purpose. The replacement, on a permanent basis, of the Trustee is subject to prior communication to CVM and its manifestation regarding compliance with the requirements set forth in article 7 of CVM Resolution 17.

23.6	The performance of the Trustee is limited to the scope of CVM Instruction 566 and CVM Resolution 17, the applicable articles of the Brazilian Corporations Act and the sections of this Instrument and the Trust Service Agreement, the Trustee being exempt, in any form or pretext, from any additional liability that has not arisen from the applicable legal and regulatory provisions and this Instrument.

23.7	The Holder, through the subscription or acquisition of this Promissory Note, hereby expresses its agreement with the provisions set forth in this item.

23.8	The Trustee will not make any judgment on the guidance about any issue-related fact that must be determined by the Holders, only undertaking to act in compliance with the instructions given by the Holders. In this sense, the Trustee does not assume any responsibility for the result or legal effects arising from the strict compliance with the Holders' guidance given to it, as determined by the Holders and reproduced before the Issuer, regardless of potential losses that may be caused as a result thereof to the Holders or the Issuer. The performance of Trustee is limited to the scope of CVM Resolution 17 and the applicable articles of the Brazilian Corporations Act, being the latter exempt, in any form or pretext, from any additional liability that did not result from applicable law.
39

23.9	The acts or statements by Trustee that entail a liability to Holders and/or release third parties from obligations to them, as well as those related to the due compliance of the obligations under this instrument, will only be valid where previously as resolved by the Holders at the General Holders' Meeting.

23.10	Without prejudice to the duty of diligence of the Trustee, the Trustee will assume that the original documents or certified copies of documents sent by the Issuer or third parties, as requested by it, were not subject to fraud or tampering. The Trustee will also not be responsible for the preparation of the Issuer's corporate documents under no circumstance whatsoever, the preparation of which shall continue to be the Issuer's legal and regulatory obligation, as set forth in the applicable law.

23.11	The Issuer will reimburse the Trustee for all reasonable and usual expenses that it has demonstrably incurred to protect the rights and interests of the holder of the Promissory Note or to carry out its credits, as well as paying the costs related to the registration with B3, the contracting of the Agent Bank, Custodian and Trustee. The Trustee will be reimbursed for expenses such as publications, legal fees, independent auditors' fees and other expenses and costs incurred as a result of the collection of any amount due to the holder of the Promissory Note under the terms of this Instrument and the Trust Service Agreement, and should, whenever possible, be previously approved by the Issuer.

23.12	As remuneration for the services provided by the Trustee, annual installments of eleven thousand Brazilian reais (R$ 11,000.00) will be due under the terms of the Trust Service Agreement entered into between the Issuer and the Trustee.

23.13	Without prejudice to the provisions of the Trust Service Agreement, all expenses with legal proceedings, including administrative expenses, that the Trustee may incur to protect the interests of the holder of the Promissory Notes shall be, whenever possible, previously approved and advanced by the holder of the Promissory Note, and subsequently, as provided for by law, reimbursed by the Issuer, provided they are duly proven. Such expenses to be advanced by the holder of the Promissory Note also include expenses with third-party legal fees, deposits, costs and court fees for actions proposed by the Trustee or arising from actions brought against it in the exercise of its function, provided that they are related to the solution of the default referred to herein, or even that cause losses or financial risks, as a representative of the communion of the holder of Promissory Notes. Any expenses, deposits and legal costs arising from the loss of suit will also be borne by the holder of the Promissory Notes, as well as the Remuneration and reimbursable expenses of the Trustee, in the event that the Issuer remains in default with respect to
40

the payment thereof for a period exceeding thirty (30) calendar days, and the Trustee may request a prior guarantee from the holder of the Promissory Notes to cover the risk of default.

24	OBLIGATIONS OF THE TRUSTEE

Without prejudice to other obligations expressly provided for in this Instrument, in the legislation, in the Trust Service Agreement and in the applicable regulations, the Trustee will be obliged to:

24.1.1	perform their activities in good faith, transparency, and loyalty before Holders;

24.1.2	protect the rights and interests of Holders, by employing, in the exercise of the duty, the care and diligence that any and all active, reputable person usually employs in the management of own assets;

24.1.3	relinquish the exercise of its duties in the event of conflicts of interests or any other type of inaptitude and immediately call the meeting set forth above to decide on its replacement;

24.1.4	keep well stored, all documentation related to the exercise of their functions;

24.1.5	verifying, at the time of accepting the role, the consistency of the information contained in the Promissory Notes, ensuring that omissions, failures or defects of which it is aware are corrected;

24.1.6	monitor the provision of the periodic information by the Issuer and notify the Holders, in the annual report, about eventual inconsistencies or omissions of which it is aware;

24.1.7	comment on the adequacy of the information provided in the proposals for changes in the conditions of the Promissory Notes, as the case may be;

41

24.1.8	request, when it deems necessary for strict performance of its functions, updated certificates of the civil dealers, Courts of the Public Treasury, Protest Registries, Labor Prosecutor's Offices and the Public Treasury Prosecutor's Office of the jurisdiction of the principal place of business of the Issuer;

24.1.9	request, when deemed necessary, external audit at the Issuer, being such request followed by a report justifying the need to carry out such audit;

24.1.10	call, when necessary, a Holders' Meeting pursuant to Section 14 above;

24.1.11	attend the Holders' Meeting, in order to provide the information requested;

24.1.12	prepare, within the legal term, an annual report for the Holders, pursuant to article 68, Paragraph 1, item "(b)", of the Brazilian Corporations Act and article 15 of CVM Resolution 17, which must contain, at least, the following information:

(i)	compliance by the Issuer with its obligations to provide periodic information, indicating the inconsistencies or omissions of which it is aware;

(ii)	Issuer's statutory amendments that occurred in the period with relevant effects on the Holders;

(iii)	comments on the Issuer's economic, financial, and capital structure indicators relating to contractual sections intended to protect the interests of Holders and which establish conditions that must not be breached by the Issuer;

(iv)	number of Promissory Notes issued, number of Outstanding Promissory Note, and balance canceled in the period;

(v)	redemption, repayment, conversion, re-pricing, and payment of Remuneration effected in the period;

(vi)	monitoring the allocation of funds raised through Promissory Notes, according to the data obtained with Issuer's managers;

42

(vii)	list of the goods and amounts eventually delivered for its administration, when existing;

(viii)	compliance with the other obligations assumed by the Issuer under the terms of this Instrument; and

(ix)	existence of issuances of securities, public or private, carried out by the Issuer itself and/or by an affiliated, controlled company, parent company, or member of the same group as the Issuer in which it has acted as a trustee in the period, as well as the data on such issuances provided for in article 6, paragraph 2 and in item XI of Article 15 of CVM Resolution 17;

24.1.13	disclose, on its page, within a maximum period of four (4) months as of the end of each fiscal year of Issuer, the annual report referred to in Section 24.1.12 above;

24.1.14	keep the list of Holders and their addresses up-to-date, including through dealings with the Issuer, the Custodian, the Agent Bank and B3, and, for the purposes of complying with the provisions of this item, the Issuer and the Holders, as soon as they subscribe or acquire the Promissory Notes, expressly authorize, from now on, the Custodian, the Agent Bank and B3 to comply with any requests made by the Trustee, including regarding the disclosure, at any time, of the position of Promissory Notes, and their respective Holders;

24.1.15	supervise compliance with the sections provided for in this Instrument, including those imposing obligations to do and not to do;

24.1.16	notify Holders with respect to any breach by Issuer of financial obligations assumed in this Instrument, including collateral obligations and Sections designed to protect the interests of Holders and which lay down conditions not to be disregarded by Issuer, indicating the consequences to the Holders and the action intended to be taken on the matter, within up to seven (7) Business Days counted from the knowledge by the Trustee of the default;

24.1.17	disclose the information referred to in Section 24.1.12(ix) above, on its website as soon as it becomes aware of it; and

43

24.1.18	disclose to Holders and other market participants, on its website and/or in its call center, on each Business Day, the Debt Balance, as calculated by the Issuer.

24.2	In case of default of any of the Issue's conditions, the Trustee shall use any and all measures provided by the law or this Instrument to protect the Holders' rights or interests, as provided for in article 12 of CVM Resolution 17.

25	PUBLICITY

25.1	All relevant acts and decisions resulting from the Issue that, in any way, come to involve, directly or indirectly, the interest of the Holders, at the reasonable discretion of the Issuer, must be published in DOERJ and in the journal "Folha de S. Paulo", the disclosure being communicated to the Trustee and to B3 within five (5) Business Days from the date of disclosure. If the Issuer changes, at its sole discretion, its publication journal after the Issue Date, it shall (i) send a notice to the Trustee informing the new publication journal and (ii) publish, in previously used journals, a notice to Holders, informing the new publication journal.

26	INFORMATION

26.1	Any additional information regarding this Promissory Note may be obtained from the Issuer or the Trustee. Any and all measures and/or actions involving any and all matters related to the Issue must be taken and/or conducted by the holder of this Promissory Note with the Issuer or the Trustee.

26.2	In compliance with the B3 Debenture, Commercial Note and Obligation Rules Guideline, the subscription and payment of this Promissory Note, from now on, represents the knowledge of the respective holder that, concomitantly with the financial settlement of the Offer, this Promissory Note will be deposited in the name of its holder in B3's electronic custody system. If this Promissory Note is assigned or transferred to third parties, the new holder of this Promissory Note must agree with the early redemption and performance of the procedures at B3 provided herein.

27	COMMUNICATIONS

44

27.1	All communications or notices made pursuant to this Promissory Note must always be made in writing, to the addresses indicated below and to the addresses indicated by the holder of this Promissory Note to the Issuer upon subscription or acquisition of this Promissory Note.
To Issuer:	To Trustee:
SENDAS DISTRIBUIDORA S.A.	VÓRTX DISTRIBUIDORA DE TÍTULOS E VALORES MOBILIÁRIOS LTDA.
Avenida Aricanduva, nº 5555	Rua Gilberto Sabino, nº 215, 4º andar, Pinheiros CEP (Zip Code) 05425-020 - São Paulo - SP
CEP (Zip Code) 03527-000 - São Paulo - SP	Attn.:
Attn.:	Phone:
Phone: Email:	Email:

28	LAW AND JURISDICTION

28.1	These Promissory Notes are governed by the laws of the Federative Republic of Brazil.

28.2	It is hereby elected the competent courts of the City of São Paulo, State of São Paulo, to settle any doubts or disputes arising out of this Promissory Notes, with the express waiver of any other, regardless of how privileged it may be.

29	ASSIGNMENT AND INDORSEMENT

This Promissory Note will assign by full indorsement, of mere transfer of ownership, which must include the section "without guarantee" of the endorser as provided for in article 15 of Exhibit I of the Convention for the Adoption of a Uniform Law on Bills of Exchange and Commercial Notes, enacted by Decree No. 57.663, of January 24, 1966.

Place and Date: ____________________________________

Holder: ____________________________________ enrolled with the CNPJ/ME or CPF/ME under No. ______________

45

***

ITAÚ CORRETORA DE VALORES SA, a financial institution headquartered at Avenida Brigadeiro Faria Lima, 3500, 3rd floor, Itaim Bibi, City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 61.194.353/0001-64, as custodian services provider for the physical custody of this Promissory Note ("Custodian"), due to the authorizations granted to it by the holder of this Commercial Note ("Holder"), which is duly identified in the records of the B3 Distribution Module (as defined below) at the time of the primary public offering for sale of this Commercial Note and in a report made available to the Issuer's Custodian by B3 S.A.- Brasil, Bolsa, Balcão – Segmento Cetip UTVM ("B3"), enrolled with the CNPJ/ME under No. 09.346.601/0001-25, INDORSES this Commercial Note to B3, pursuant to the applicable legislation, in particular the Law 12.810, of May 15, 2013, and the Guideline of Debenture Rules, Commercial Note of Public Distribution, with the exclusive purpose of transferring its fiduciary ownership to it for the purposes established in the B3 Regulation for Participant Access, for Admission of Assets, for Trading, for Transaction Registration, for Electronic Custody and for Settlement, and to assign to B3 the function of carrying out, upon removal of the electronic registration from the system managed by it, the indorsement of this Commercial Note to the holder indicated in their records, not being liable for the fulfillment of the provision contained in this title.

Place and Date:

_____________________________________

ITAÚ CORRETORA DE VALORES S.A.

Holder Identification: ___________________________, enrolled with the CNPJ/ME or CPF/ME under No. ______________________.

ITAÚ CORRETORA DE VALORES SA, a financial institution headquartered at Avenida Brigadeiro Faria Lima, 3.500, 3rd floor, Itaim Bibi, City of São Paulo, State of São Paulo, enrolled with the CNPJ/MF under No. 61.194.353/0001 -64, as a provider of custodian services for the physical custody of this Promissory Note ("Custodian"), due to the authorizations granted to him by __________________ (Participant of whom the holder of the Commercial Note is a client), enrolled with the CNPJ/ME under No. _____________, which is authorized by the holder of this Commercial Note ("Holder"), which is duly identified in the records of

46

the Distribution Module - MDA of B3 at the time of the primary public offer for sale of this Commercial Note and in a report made available to the custodian of the issuer by B3 S.A.- Brasil, Bolsa, Balcão – Segmento Cetip UTVM ("B3"), enrolled with the CNPJ/ME under No. 09.346.601/0001-25, INDORSES this Commercial Note to B3, pursuant to the applicable legislation, in particular the Law 12.810, of May 15, 2013, and the Guideline of Debenture Rules, Commercial Note for Public Distribution, with the exclusive purpose of transferring its fiduciary ownership to it for the purposes established in the B3 Regulation for Participant Access, for Admission of Assets, for Trading, for Transaction Registration, for Electronic Custody and for Settlement, and to assign to Cetip the function of carrying out, upon removal of the electronic registration from the system managed by it, the indorsement of this Commercial Note to the holder indicated in their records, not being liable for the fulfillment of the provision contained in this title.

Place and Date:

_____________________________________

ITAÚ CORRETORA DE VALORES S.A.

Holder Identification: ___________________________, enrolled with the CNPJ/ME or CPF/ME under No. ______________________.

47